                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  02549



                                 FORM 8-K

                  PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported):  March 17, 1998


                        AMBASSADOR APARTMENTS, INC.
          (Exact name of registrant as specified in its charter)


   Maryland                            1-14132           36-3948161
   (State or other jurisdiction  (Commission File      (IRS Employer
   of incorporation)              Number)            Identification No.)



   77 West Wacker Drive, Suite 4040, Chicago, Illinois        60601
   (Address of principal executive offices)                 (Zip Code)


   (312) 917-1600
   (Registrant's Telephone Number)

   Item 5 Other Events

         On March 17, 1998, Ambassador Apartments, Inc. (the "Company") and Apartment Investment and Management Company (the "Purchaser") entered into a letter agreement (the "Letter Agreement") supplementing the Agreement and Plan of Merger dated as of December 23, 1997 (the "Merger Agreement") between the Company and the
   Purchaser.

         The Letter Agreement is attached as Exhibit 1 hereto and is incorporated herein by reference.


   Item 7. Exhibits

   1. Letter Agreement dated as of March 11, 1998 between Ambassador Apartments, Inc. and Apartment Investment and Management
         Company.

                                 SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             AMBASSADOR APARTMENTS, INC.
                                             Registrant


   Dated:  March 17, 1998                    /s/ Thomas J. Coorsh
                                                 Thomas J. Coorsh
                                                 Senior Vice President
                                                 and Chief Financial
                                                 Officer

                                 EXHIBIT 1

                        AMBASSADOR APARTMENTS, INC.
                           77 West Wacker Drive
                             Chicago, IL 60601

                              March 11, 1998

   Apartment Investment and Management Company
   1873 South Bellaire Street, 17th Floor
   Denver, CO 80222

   Gentlemen:

         This letter agreement is entered into in connection with that certain Agreement and Plan of Merger ("Merger Agreement") dated as of December 23, 1997 between Apartment Investment and Management Company ("AIMCO") and Ambassador Apartments, Inc. ("Ambassador"). Reference is made to the Merger Agreement. Terms used in this letter that are defined terms in the Merger Agreement but which are not defined in this letter will have the same meaning as in the Merger Agreement. To clarify the Merger Agreement, and notwithstanding anything to the contrary contained in the Merger Agreement, the parties agree as follows:

         1.    Dividends.  In  lieu   of  the  payment  of  the  special
   dividends contemplated by Section 2.2(c)(i) of the Merger Agreement:

         (a)   Regular  Quarterly Dividends.    Consistent  with Section
   7.15 of the Merger Agreement, each party will declare its regular quarterly dividend for the first quarter (and for any other calendar quarter ended prior to the Effective Time) with a record date prior to the Effective Time. In addition, in the ordinary course of business after the Effective Time, AIMCO will declare a dividend for the quarter in which the Effective Time occurs in the amount of its regularly quarterly dividend amount for such quarter.

         (b) Special Ambassador Dividend. Ambassador will also declare a special dividend, with a record date prior to the Effective Time, which will result in its stockholders receiving an amount per share equal to the product of (x) the difference between (a) Ambassador's most recent quarterly dividend amount (appropriately adjusted for any stock splits and the like) and (b) the product of the Conversion Ratio (as determined pursuant to the Merger Agreement) and AIMCO's most recent quarterly dividend amount (appropriately adjusted for any stock splits and the like), and (y) the number of days which shall have elapsed through and including the day immediately prior to the day of the Effective Time since the end of the most recent calendar quarter (as of the Effective Time) for which Ambassador's dividend record date has occurred divided by 91. Thus, for example, if the Effective Time occurs on May 1, 1998, in addition to the regular dividends provided for in paragraph (a) above, Ambassador stockholders would receive a special dividend of $.0238 per share (assuming the Conversion Ratio is 0.583).

         (c) Miscellaneous. This Section 1 shall not be construed to limit Ambassador's rights to take actions necessary or appropriate in complying with tax laws relating to REITs. In addition, to the extent necessary or appropriate under such tax laws, regular Ambassador dividends contemplated hereby will be paid by Ambassador and received by its stockholders prior to the Effective Time. If payment of any Ambassador dividends provided for in this Section 1 is not made prior to the Effective Time, then, promptly following the Effective Time the Surviving Corporation shall pay such dividends to the holders entitled thereto. Concurrent and equivalent per unit distributions for the benefit of holders of OP Units shall be made in connection with the dividends contemplated by this letter. The parties shall cooperate to implement the dividend and distribution provisions of the Merger Agreement and this letter as may be necessary to achieve the intended economic benefits thereof to the shareholders of the parties.

         2. AIMCO Break-Up Expenses. If the Merger Agreement is terminated by AIMCO pursuant to Section 9.1(b)(i), then, without limitation of AIMCO's right, if any, to receive the Break-Up Fee, Ambassador shall pay to AIMCO the Break-Up Expenses (subject to the limitations contained in the Merger Agreement with respect to the payment of such Break-Up Expenses).

         3. Ambassador Break-Up Expenses. If the Merger Agreement is terminated by Ambassador pursuant to Section 9.1(b)(i), then, without limitation of Ambassador's right, if any, to receive the Break-Up Fee, AIMCO shall pay to Ambassador the Break-Up Expenses (subject to the limitations contained in the Merger Agreement with respect to the payment of such Break-Up Expenses).

         Please indicate your agreement with the foregoing by executing this letter in the space provided below.

                                       AMBASSADOR APARTMENTS, INC.


                                       By:/s/ DEBRA A. CAFARO
                                          Name:    Debra A. Cafaro
                                          Title:   President
   Agreed to and accepted:

   APARTMENT INVESTMENT AND
   MANAGEMENT COMPANY

   By: /s/ THOMAS W. TOOMEY
       Name: Thomas W. Toomey
       Title: Executive Vice President